Exhibit 10.3

RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS AGREEMENT, dated as of April 23, 2004, is between CURATIVE HEALTH SERVICES, INC., a Minnesota corporation (together with any of its subsidiaries, the “Company”), and Paul McConnell, an individual resident of the Commonwealth of Massachusetts (“Employee”).

RECITALS

A.            The Company wishes to grant to Employee, effective as of the date of this Agreement, an award of restricted stock units of the Company’s common stock, par value $.01 per share (the “Common Stock”), on the terms and subject to the conditions set forth in this Agreement.

B.            Employee desires to accept such grant.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto hereby agree as follows:

1.             Definitions.  As used in this Agreement, the following terms have the meanings set forth below:

“Award” has the meaning ascribed to such term in Section 2 hereof.

“Board” means the Board of Directors of the Company.

“Cause” has the meaning ascribed to such term in the Employment Agreement.

“Change In Control” has the meaning ascribed to such term in the Employment Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning specified in Recital A hereof.

“Employment Agreement” means the Employment Agreement, dated April 23, 2004, between the Company and Employee.

“Fair Market Value” of a share of Common Stock on any date shall be the closing price of the Common Stock on the date of calculation (or on the last preceding trading date if Common Stock was not traded on such date) if the Common Stock is readily tradable on a national securities exchange or other market system, and, if the Common Stock is not so readily tradable, Fair Market Value shall mean the amount determined in good faith by the Board as the Fair Market Value of the Common Stock.

“Month” shall mean the period from the 23rd of each calendar month to the 22nd of the next calendar month.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Restricted Stock Units” means the right to receive Vested Shares upon their vesting in accordance with Section 3 below.

“Shares” means, collectively, the shares of Common Stock subject to the Award, whether or not such shares are Vested Shares.

“Vested Shares” means the Shares with respect to which the Restricted Stock Units have vested at any particular time.

2.             Award.  The Company, effective as of the date of this Agreement, hereby grants to Employee a restricted stock unit award for the number of shares of Restricted Stock Units equal to $2,000,000 divided by the Fair Market Value of one share of Common Stock on the date of this Agreement (the “Award”), subject to the terms and conditions set forth herein. The Restricted Stock Units granted hereunder will be recorded on the books and records of the Company until issued and delivered in accordance with this Agreement. The Company further covenants that it will file a registration statement on Form S-8 to register the issuance of the Restricted Stock Units and upon vesting, the Vested Shares, within 30 days of the date of this Agreement and shall maintain the effectiveness of such registration statement until the third anniversary of the date of this Agreement.

3.             Vesting.

(a)           Subject to the terms and conditions of this Agreement, all of the Restricted Stock Units awarded hereunder to Employee shall vest and become the right to receive Common Stock, in their entirety, on the third anniversary of this Agreement, if Employee remains continuously employed by the Company until such date. If the Employee is terminated, whether voluntarily or involuntarily, prior to vesting of any Restricted Stock Units, any units remaining unvested as of the date of termination will be forfeited and the Employee will retain no rights with respect to the forfeited units.

(b)           Notwithstanding the vesting provisions contained in Section 3(a) above, but subject to the other terms and conditions set forth herein, if Employee has been continuously employed by the Company until the date of a Change In Control of the Company, all of the Restricted Stock Units shall immediately vest on the date of such Change In Control.

(c)           In the event of the disability (as described in Section 4.2 of the Employment Agreement), termination without Cause or death of Employee, if Employee has been continuously employed by the Company until the date of such disability, termination or death, Employee or his estate shall become immediately vested, as of the date of such disability, termination or death, in a pro rata portion of the Restricted Stock Units determined by multiplying (i) the total number of Restricted Stock Units by (ii) a fraction of which (A) the numerator shall be the number of full Months during which Employee was an employee after the date hereof and (B) the denominator shall be thirty six (36).

(d)           Except as provided in Section 3(c), if Employee ceases to be an employee for any reason prior to the vesting of the Restricted Stock Units pursuant to Sections 3(a) and 3(b) hereof, Employee’s rights to all of the Restricted Stock Units (the underlying right to receive Common Stock) not vested on the date that Employee ceases to be an employee shall be immediately and irrevocably forfeited.

4.             Additional Restriction on Transfer of Restricted Stock Units.

The Restricted Stock Units cannot be sold, assigned, transferred, gifted, pledged, hypothecated, or in any manner encumbered or disposed of at any time prior to delivery of the Common Stock underlying the Restricted Stock Units after the Restricted Stock Units have been vested pursuant to Section 3 above.

5.             Issuance and Custody of Certificate; Representations of Employee.

(a)           Employee hereby represents and warrants to the Company that the Restricted Stock Units and the underlying Shares are being acquired for investment purposes only and not with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended.  No certificate representing Vested Shares shall be delivered to Employee unless and until the Company and/or Employee shall have complied with all applicable federal or state registration, listing and/or qualification requirements and all other requirements of law or of any regulatory agencies having jurisdiction.

(b)           Subject to the restrictions in this Section 5, upon vesting of the Restricted Stock Units, the Company shall promptly cause to be issued and delivered to Employee a certificate or certificates evidencing such Vested Shares, free of any restrictive legends, and shall cause such certificate or certificates to be delivered to Employee or Employee’s legal representatives, beneficiaries or heirs.

(c)           The issuance of any Common Stock in accordance with this Restricted Stock Unit award shall only be effective at such time that the sale or issuance of Common Stock pursuant to this Agreement will not violate any state or federal securities or other laws.

(d)           At any time after the vesting of the Restricted Stock Units and prior to the issuance of the Vested Shares, if the issuance of the Vested Shares to the Employee is prohibited due to limitations under this Section 5, the Company shall use its commercial best efforts to remove such limitations, unless such limitations relate solely to Employee’s personal situation. If such limitations relate solely to Employee’s personal situation, the Company will use its commercial best efforts to cooperate with the Employee in resolving such limitation.

6.             Rights as Shareholder.  Prior to the Restricted Stock Units vesting and Employee receiving his shares of Common Stock underlying the Restricted Stock Units pursuant to Section 5 above, Employee shall not have ownership or rights of ownership of any Common Stock underlying the Restricted Stock Units awarded hereunder.  However, Employee shall be entitled to receive dividend equivalents on the Restricted Stock Units awarded, whether vested or unvested, when and if dividends are declared by the Board on the Common Stock, in an amount of cash per share equal to and on the same payment dates as dividends paid to other common stockholders of the Company. Dividend equivalents paid before delivery of the Vested Shares will be treated as compensation income for tax purposes and will be subject to income and payroll tax withholding by the Company.

7.             Distributions and Adjustments.

(a)           If all or any portion of the Restricted Stock Units vest in Employee subsequent to any change in the number or character of the shares of Common Stock (through merger, consolidation, reorganization, recapitalization, stock dividend or otherwise), Employee shall then receive upon such vesting the number and type of securities or other consideration which Employee would have received if the Restricted Stock Units had vested and the Vested Shares had been delivered prior to the event changing the number or character of outstanding shares of Common Stock.

8.             Taxes.  In order to provide the Company with the opportunity to claim the benefit of any income tax deduction which may be available to it in connection with this restricted stock unit award, and in order to comply with all applicable federal or state tax laws or regulations, the Company may take such action as it deems appropriate to insure that, if necessary, all applicable federal or state income and social security taxes are withheld or collected from Employee.

9.             Employee’s Employment.  Nothing in this Agreement shall confer upon Employee any right to continue in the employ of the Company or any of its subsidiaries or interfere with the right of the Company or its subsidiaries, as the case may be, to terminate Employee’s employment or to increase or decrease Employee’s compensation at any time.

10.           Notices.  All notices, claims, certificates, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given and delivered if personally delivered or if sent by nationally recognized overnight courier, by facsimile or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

(a)           If to the Company, to it at:

Curative Health Services, Inc.

150 Motor Parkway, 4th Floor

Hauppauge, NY  11788

Attention:        Joseph L. Feshbach

Chief Executive Officer

Facsimile:        (650) 364-7430

Copy to:

Curative Health Services, Inc.

150 Motor Parkway, 4th Floor

Hauppauge, NY  11788

Attention:        Nancy L. Lanis

Executive Vice President, General Counsel

and Secretary

Facsimile:        (631) 233-8106

(b)           If to Employee, to him at such Employee’s address as most recently supplied to the Company and set forth in the Company’s records; or

(c)           to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith.

Any such notice or communication shall be deemed to have been received (i) in the case of personal delivery, on the date of such delivery (or if such date is not a business day, on the next business day), (ii) in the case of nationally-recognized overnight courier, on the next business day after the date sent, (iii) in the case of facsimile transmission, when received (or if not sent on a business day, on the next business day after the date sent), and (iv) in the case of mailing, on the third business day following the date on which the piece of mail containing such communication is posted.

11.           Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement must be in writing and shall not operate or be construed as a waiver of any other or subsequent breach.

12.           Undertaking.  Both parties hereby agree to take whatever additional actions and execute whatever additional documents either party may in their reasonable judgment deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on the other party under the provisions of this Agreement.

13.           Amendment.  This Agreement may not be amended, terminated, suspended, or otherwise modified except in a written instrument executed by both parties.

14.           Remedies.  Both parties shall be entitled to enforce their rights under this Agreement specifically, to recover damages and costs by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties agree and acknowledge that money damages would not be an adequate remedy for certain breaches of the provisions of this Agreement and that the either party may, in its sole discretion, and without affecting any other rights it may have at law, apply to any court of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

15.           Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (without giving effect to principles of conflicts of laws).

16.           Counterparts.  This Agreement may be executed in one or more counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts together shall constitute but one agreement.

17.           Entire Agreement.  This Agreement (and the other writings incorporated by reference herein, including the Employment Agreement) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous written or oral negotiations, commitments, representations, and agreements with respect thereto.

18.           Severability.  In the event any one or more of the provisions of this Agreement should be held invalid, illegal or unenforceable in any respect in any jurisdiction, such provision or provisions shall be automatically deemed amended, but only to the extent necessary to render such provision or provisions valid, legal and enforceable in such jurisdiction, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

CURATIVE HEALTH SERVICES, INC,

By:	/s/ Joseph Feshbach
Name: Joseph Feshbach
Title: Chief Executive Officer

/s/ Paul F. McConnell
Paul F. McConnell
EMPLOYEE